UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 10, 2015

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park
271 Mill Road
Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Plans and Arrangements

On November 10, 2015, Board of Directors (the “Board”) of Datawatch Corporation (“Datawatch”) approved the fiscal 2016 Corporate Officers Compensation Plan (the “2016 Compensation Plan”), which provides for fiscal 2016 compensation for the executive officers of Datawatch, including base salary, performance-based cash bonuses and awards of restricted stock units for shares of Datawatch’s common stock (“RSUs”).

Base Salary and Cash Bonuses

The following table sets forth base salary and performance-based cash bonus eligibility amounts under the 2016 Compensation Plan for the executive officers of Datawatch:

Name/Title	Base Salary ($)	Aggregate Target Cash Bonuses ($)	Aggregate MBO Bonuses ($)	Annual Revenue Target Bonus ($)
Michael A. Morrison, Chief Executive Officer	375,000	200,000	100,000	100,000
James Eliason, Chief Financial Officer	300,000	110,000	55,000	55,000
John Judge, Senior Vice President, Worldwide Sales	290,000	225,000	n/a	n/a
Sanjay Mistry, Controller	210,000	50,000	25,000	25,000

For executives other than Mr. Judge, aggregate target cash bonus eligibility is split into five amounts, with one annual bonus equal to 50% of the aggregate target cash bonus amount payable based on the extent to which Datawatch achieves its fiscal 2016 revenue target (such target, the “Annual Revenue Target”, and each such bonus, a “Annual Revenue Target Bonus”), and four quarterly bonuses in equal target amounts that together represent 50% of the aggregate target cash bonus amount and are payable based on the extent to which an executive’s management bonus objectives for the applicable quarter are met or exceeded (each, an “MBO Bonus”). 100% of Mr. Judge’s cash bonus is annual, commission-based and tied to fiscal 2016 revenue achievement.

Annual Revenue Target Bonus Eligibility and Calculation

The Annual Revenue Target Bonuses are eligible for payout if Datawatch achieves at least 80% of the Annual Revenue Target. Bonus eligibility at performance representing 80% of the Annual Revenue Target is 60% of the Annual Revenue Target Bonus amount, with bonus eligibility scaling up linearly as performance improves between 80% and 100% of the Annual Revenue Target. Performance at 100% of the Annual Revenue Target will result in eligibility for 100% of the Annual Revenue Target Bonus. Performance over 100% of the Annual Revenue Target will increase Annual Revenue Target Bonus eligibility at a 2 to 1 rate up to maximum eligibility of 150% of the Annual Revenue Target Bonus amount, based on performance at 125% of the Annual Revenue Target.

MBO Bonus Eligibility and Calculation

Each quarterly MBO Bonus will be payable only if each of the following conditions are met:

•	revenue for the quarter equals or exceeds 90% of the revenue target for such quarter (the “Quarterly Revenue Target”);

•	the quantitative executive team initiative (“ETI”) applicable to all executives for such quarter is achieved; and

•	with respect to the second, third and fourth fiscal 2016 quarters, the applicable executive sufficiently performs an individual primary objective (“IPO”), which may have quantitative and/or qualitative components.

The ETI for the first quarter of fiscal 2016 is the closing of a specified number of self-service data preparation sales to new customers during such quarter. At the beginning of each subsequent fiscal 2016 quarter, Mr. Morrison will establish an ETI and, for each executive other than himself, will establish and determine the achievement of an IPO. Mr. Morrison’s IPO for each fiscal quarter will be based on the cumulative achievement of the rest of the executive team’s individual IPOs, as determined by the Board.

If the applicable quarterly revenue threshold and ETI are achieved in a fiscal quarter, triggering MBO Bonus eligibility, an executive’s MBO Bonus will be calculated as the product of (i) the executive’s quarterly MBO Bonus target amount, times (ii) the percentage achievement of the applicable ETI, times (iii) the percentage achievement of the Quarterly Revenue Target (not to exceed 100%). For quarters in which the IPOs apply, the resulting payment may then be reduced or eliminated based on Mr. Morrison’s assessment (for each executive other than himself) or the Board’s assessment (for Mr. Morrison) of the executive’s IPO performance for such quarter.

Illustrative Example: Assume an executive’s quarterly MBO Bonus target is $13,750 and that during a fiscal quarter in which IPOs apply (a) revenue performance represents 95% of the applicable Quarterly Revenue Target, (b) 110% of the ETI target for such quarter is achieved and (c) the executive has performed his IPO for such quarter at a level that is determined not to trigger a reduction or elimination of his MBO Bonus. The executive’s MBO Bonus for such quarter would be $14,368.75, calculated as the product of (i) $13,750, times (ii) 1.10, times (iii) 0.95.

The Board retains the discretion at any time to change the above cash bonus criteria (including bonus amounts and targets), including based on individual performance or in the event any operating changes are approved during the fiscal year that materially impact Datawatch’s fiscal 2016 financial plan.

RSUs

The following table sets forth the RSUs awarded to the executive officers of Datawatch on November 10, 2015:

Executive	RSUs
Michael A. Morrison, Chief Executive Officer	75,000
James Eliason, Chief Financial Officer	60,000
John Judge, Chief Revenue Officer	30,000
Sanjay Mistry, Controller	10,000

All of the RSUs awarded to each executive other than Mr. Judge and 20,000 of the RSUs awarded to Mr. Judge will vest in equal installments on each of the first, second and third anniversaries of November 15, 2015.

The other 10,000 RSUs awarded to Mr. Judge will vest as follows: 5,000 will vest following Datawatch’s release of its fiscal 2016 first quarter earnings only if the quarterly revenue threshold and the applicable ETI are achieved for such quarter. The remaining 5,000 of such RSUs will vest following Datawatch’s release of its fiscal 2016 second quarter earnings only if the quarterly revenue threshold and the applicable ETI are achieved for such quarter, and Mr. Judge has sufficiently performed his IPO for such quarter as determined by Mr. Morrison.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

By:  /s/ James Eliason

Name: James Eliason

Title: Chief Financial Officer

Date: November 16, 2015

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